[Letterhead of Sutherland Asbill & Brennan LLP]

April 30, 2007

VIA EDGAR

Modern Woodmen of America

1701 1st Avenue

Rock Island, IL 61201

Re:	Modern Woodmen of America Variable Account
(File No. 333-69446)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 9 to the Registration Statement on Form N-6 for Modern Woodmen of America Variable Account (File No. 333-69446). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Stephen E. Roth
Stephen E. Roth